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                                                                    EXHIBIT 99.1


                                    BUSINESS

GENERAL

         We are one of the leading long-term health care providers and one of the largest operators of nursing facilities in the United States. We provide health care services through our nursing home facilities, assisted living centers, hospice and home care operations, outpatient therapy clinics and contract rehabilitation therapy services. As of March 31, 2001, we owned or operated 528 nursing home facilities with a total of 59,265 licensed beds, ranging in size from 20 to 355 licensed beds per facility. Our nursing home facilities are located in 29 states and the District of Columbia. We also operated 34 assisted living centers containing 1,132 units, 163 outpatient therapy clinics, and 58 hospice and home care centers. For the fiscal year ended December 31, 2000, we reported net operating revenues of $2.6 billion. We are pursuing the sale of our facilities-based eldercare operations in Florida, where we operate 50 nursing home facilities, with a total of 6,185 licensed beds and four assisted living centers containing 315 units, with net operating revenues of $267.0 million for the year ended December 31, 2000.

INDUSTRY OVERVIEW

         According to the Health Care Financing Administration ("HCFA"), total U.S. health care spending is estimated to grow at an annual rate of 8.6% in 2001 and at an average annual rate of 7.1% from 2001 through 2010. By these estimates, health care expenditures will account for approximately $2.6 trillion, or 15.9% of the total U.S. gross domestic product by 2010. The nursing home segment of the U.S. health care industry encompasses a broad range of health care services provided in skilled nursing facilities, including traditional skilled nursing care and specialty medical services. Total revenues generated by the nursing home industry in 2000 were estimated at $96.2 billion and have grown at an average annual rate of 4.8% from 1996 to 2000. According to HCFA, overall nursing home industry revenues are projected to grow at an average annual rate of 6.7% from 2000 to 2010.

         According to Managed Care Digest, the long-term care industry is highly-fragmented and consisted of approximately 15,130 skilled nursing facilities with 1,707,234 nursing home beds at December 31, 1999. According to the United States Census Bureau, there are approximately 34.9 million people over the age of 65 in the U.S. and this number is expected to grow by 14.0% to
39.7 million by 2010. The fastest growing segment of the population is comprised of people over the age of 85. There are approximately 4.4 million people 85 years of age or older today and growth rates for this segment are expected to average 2.2% per year. We believe that demand for long-term care will continue to grow due to the growth in these segments of the population and cost-containment efforts by payors, which encourage shorter stays in acute care facilities.



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BUSINESS STRATEGY

         We believe our extensive facility network, our ability to offer a broad range of high quality services and our experienced management team form a strong foundation that will enable us to enhance our status as one of the nation's leading long-term health care providers. Additionally, we believe the recently announced reorganization of our operations, as well as the promotion of William
R. Floyd to Chief Executive Officer, will facilitate the implementation of our business strategy and allow us to capitalize on favorable industry trends and changes to reimbursement rates.

         The primary components of our business strategy are:

         Streamline our nursing home portfolio. After an extensive review of our facilities-based eldercare operations, we have classified these operations into three divisions. The first division encompasses those facilities that we believe offer the most attractive opportunities for growth and continued strong financial performance. This attractiveness is due in large measure to demographics, and the applicable states' Medicaid reimbursement rates, and regulatory and legal environments. The second division represents the facilities located in those states that, in our view, currently have a less favorable regulatory and legal environment. This group of facilities generally has had below average financial performance. The Florida division is comprised of our nursing home facilities and assisted living centers located in the State of Florida. We have recently developed, and are in the process of implementing, business strategies for each division that we believe will enable us to improve our utilization of our existing asset base and maximize each division's financial performance. For the first division, our objective is to increase occupancy and revenues, and improve our payor mix. For the second division, our objective is to improve overall operating performance within the current operating environment, primarily through cost control measures, implementing best practices and increasing management incentives. We also intend to continue reviewing these strategies and classifications, based on future financial performance and other future events. In addition, we may, from time to time, dispose of, or close, certain of our facilities or exit from certain regions or states to further strengthen our long-term financial prospects. In that regard, we have recently undertaken to dispose of our Florida division primarily due to an unfavorable patient care liability environment in that state.

         Expand our service businesses. Because of our extensive experience in outpatient therapy services, contract rehabilitation therapy, hospice and home care, we believe we are well-positioned to meet the needs of a growing number of patients who prefer to have health care services provided on an as-needed/where-needed basis. For example, we believe that contract rehabilitation therapy is a rapidly growing industry with a high quality payor mix and is a service that we currently do not provide on a significant basis outside of our nursing home facilities. To improve our market position, we recently renamed our contract rehabilitation therapy business "Aegis Therapies" and we plan to hire more than 900 new full-time equivalent therapists in 2001. We believe our experience in contract rehabilitation therapy services, combined with a focused sales effort and expanded operations, will enable us to significantly increase our contract



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rehabilitation therapy services revenue. By expanding and developing our service businesses, through internal growth and possibly targeted acquisitions, we believe that we will be able to take advantage of favorable market trends in this segment of our industry.

         Focus on eldercare innovation. We are committed to being a leader in eldercare innovation. We have created a distinct, yet integrated, research and development function that is focused on developing new business strategies, products and services. This function will generate, screen, test and launch new products and services for the eldercare market, as well as identify and implement best practices for our operations. We have already seen initial success in the area of Alzheimer's care. Over the past two years we have designed and tested a prototype Alzheimer's care unit that we opened in 29 of our existing facilities. Since these units opened, these facilities have experienced increased occupancy rates and improved payor mix. We intend to open over 40 additional Alzheimer's care units in our existing facilities during 2001.

         Re-engineering for improved performance. We have recently re-engineered our management structure and streamlined reporting relationships to increase local control and overall accountability and, in certain circumstances, to eliminate non-critical positions. These changes are aimed at focusing our resources on five key drivers to our success:

         o        Deliver quality care;

         o        Increase occupancy/revenues;

         o        Collect cash;

         o        Influence public policy; and

         o        Recruit, retain and develop quality people.

We believe these changes, among others, will make the Company more effective in providing quality care to our patients and improving our financial performance.

OPERATIONS AND SERVICES

         We recently reorganized into three operating segments: facilities-based eldercare operations, service-based health care operations and Matrix/Theraphysics.



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Facilities-based Eldercare Operations

         Our facilities-based eldercare operations, our largest operating segment, consist of our nursing home facilities and assisted living centers and accounted for approximately 92% of our net operating revenues in 2000. Our facilities-based eldercare operations provide residents with routine long-term care services, including daily nursing, dietary, social and recreational services. Our dedicated and skilled staff can also provide complex and intensive medical services to patients with higher acuity disorders outside the traditional acute care hospital setting. Additionally, we provide a full range of pharmacy services and medical supplies. Our assisted living centers are designed to provide residents with a greater degree of independence while still offering routine care services and, if required, medical care.

Service-based Operations

         Our service-based health care operations consist of contract rehabilitative therapy services, home care and hospice services and accounted for approximately 4% of our net operating revenues in 2000.

         Rehabilitation Services: Our contract rehabilitation business, operated under the brand name Aegis Therapies, offers recuperative assistance, such as occupational, physical and speech therapy, to ease and speed recovery after surgery, accidents or other disabling events and to promote the general physical health of our patients. We provide contract rehabilitative therapy services in our nursing facilities and in facilities operated by other health care providers. We intend to expand this portion of our rehabilitation services business in the future. We have an agreement with Nautilus, Inc. that will allow us to implement a strength-training program using exercise equipment specifically designed for the elderly. We believe that this alliance, combined with our rehabilitation experience and skilled staff, will allow us to provide our patients with the highest quality rehabilitation services.

         Home Care Services: We provide home care services under a variety of brand names, including: "MK Medical", "Western Medical", "Care Focus" and "Modern Healthcare". Our home care services provide our clients with necessary periodic medical attention, daily living assistance, as well as medical equipment, medications and supplies, while allowing them to reside in their own homes. We offer private duty nursing and home-based daily living assistance in addition to supplying medical equipment, infusion therapy equipment and specialized wheelchairs. This is an increasingly popular way to provide for eldercare, offering patients a comfortable environment while ensuring that certain of their medical needs can be met.



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         Hospice Services: Our hospice services business provides palliative care for terminally ill patients. We provide hospice services in our nursing facilities, in facilities operated by other health care providers, as well as in our clients' homes. Our hospice services include palliative care and treatment, daily living assistance and pastoral services, if desired. We also provide pastoral, counseling and bereavement services to the families of our hospice patients if these services are requested.

MATRIX/THERAPHYSICS

         Matrix/Theraphysics provides outpatient therapy services through its stand-alone clinics, as well as managed care advisory services. This business accounted for approximately 4% of our net operating revenues in 2000.